Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Manitex International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security class title	Fee calculation rule	Amount registered (1)	Proposed maximum offering price per share	Maximum aggregate offering price	Fee rate	Amount of registration fee

Equity	Common Stock, no par value per share(2)	Rules 457(c) and 457(h)	690,000(3)	$7.62(4)	$5,257,800	0.0000927	$487.40

Equity	Common Stock, no par value per share(2)	Rule 457(h)	100,000(5)	$7.60(6)	$760,000	0.0000927	$70.45

Total Offering Amounts					$6,017,800	—	$557.85

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$557.85

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may be issued as a result of a stock split, stock dividend, recapitalization, or similar transaction.

(2)

Each share of Common Stock issued also represents one Preferred Stock Purchase Right. Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

(3)

Represents shares of the Registrant’s Common Stock issuable under new employment inducement restricted stock unit awards granted to J. Michael Coffey, on May 3, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4).

(4)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Capital Market on May 3, 2022.

(5)

Represents shares of the Registrant’s Common Stock issuable under a new employment inducement stock option award granted to J. Michael Coffey, on May 3, 2022, in accordance with Nasdaq Listing Rule 5635(c)(4).

(6)	Based on the exercise price per share of the 100,000 shares issuable under the inducement stock option award.